Exhibit 23.4

BDO McCabe Lo Limited Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our auditors’ report dated March 22, 2007 on the financial statements of SuperCom Asia Pacific Limited for the year ended December 31, 2006 in the consolidated financial statements of SuperCom Limited on Form 6-K (file no. 0-50790 dated April 18, 2007). We hereby consent to the incorporation by reference of said report in the Registration Statement on Form F-3 filed by On Track Innovations Ltd., on April 24, 2007 and to the use of our name as it appears under the caption “Experts”.

BDO McCabe Lo Limited
Certified Public Accountants

April 24, 2007